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                                                                      EXHIBIT 52

                                  AMENDMENT TO
                     EXECUTIVE SUPPLEMENTAL RETIREMENT PLAN


          AGREEMENT by and between AMERICAN PRECISION INDUSTRIES INC., a Delaware corporation with its principal office at 2777 Walden Avenue, Buffalo, New York 14225 (the "Company"), and JAMES W. BINGEL (the "Employee"), residing at 1 Hummingbird Court, Orchard Park, New York 14127, dated as of December 1, 1999.

                              W I T N E S S E T H

          WHEREAS, the Company and the Employee entered into an agreement entitled the Executive Supplemental Retirement Plan (the "Plan") as of October 15, 1999; and

          WHEREAS, the Company has authorized the following amendment to the Plan, and the Employee has agreed to the amendment,

          NOW, THEREFORE, the Plan is amended as follows, effective December 1, 1999:

     1.   Paragraph (a) of Section 3 is amended to read as follows:

          (a) If the Employee's employment is terminated involuntarily (that is, by the Company) before age 65, he will receive the percentage of the Normal Retirement Benefit determined in accordance with the following vesting schedule, reduced in accordance with Section 7:

                  Full Years of Service    Percentage Vested
                  ---------------------    -----------------

                  Less than seven                          0

                  Seven or more                          100


          IN WITNESS WHEREOF, the Employee has executed this Agreement, and the Company, pursuant to the authorization of its Board of Directors, has caused this Agreement to be executed, as of the day and year first above written.

                         AMERICAN PRECISION INDUSTRIES INC.


                         By /s/ Kurt Wiedenhaupt
                           ----------------------------------------------------
                                Kurt Wiedenhaupt,
                                President and Chief Executive Officer



                           /s/ James W. Bingel
                          -----------------------------------------------------
                                James W. Bingel, individually